Exhibit 10.44

2012 Director Fees

For 2012, our non-employee directors will receive the following annual Board fees. These fees are paid on a calendar-year basis, quarterly in advance. No separate meeting attendance fees are paid for attending meetings of Board committees.

Board Retainer	$150,000	(1)
Committee Chair Retainer:
Audit Committee	$25,000
Compensation Committee	$15,000
Fee for Serving on Audit Committee (other than the Committee Chair)	$10,000
Lead Director Fee	$50,000
Non-Executive Chair of the Board Fee	$100,000

(1)	For 2012, the annual Board retainer is being paid 50% in cash and 50% in the form of a grant of 11,664 restricted stock units to each of our non-employee directors. The grant was made on January 4, 2012 under our 2008 Omnibus Incentive Plan, as amended. The restricted stock units represent the right to receive an equivalent number of shares of our common stock and have a value of $75,000 based on the closing price of our common stock on January 4, 2012 of $6.43 per share. The restricted stock units vest in four equal quarterly installments on January 4, 2012, April 1, 2012, July 1, 2012 and October 1, 2012, subject to continued service as a director on the applicable vesting date. For Ms. Lynn Krominga, vested shares will be delivered within three days after December 31, 2012 or, if earlier, the date she ceases to be a director. For Ms. Glyn F. Aeppel and Messrs. Thomas J. Donohue, Stephen D. Harlan, Paul J. Klaassen and William G. Little, who each elected to defer delivery of their vested shares, vested shares will be delivered within three days after they cease to be directors, if later than December 31, 2012. Vesting of the restricted stock units will accelerate upon consummation of a “Change of Control”, as defined in our 2008 Omnibus Incentive Plan, as amended.

In addition, all non-employee directors will be reimbursed for reasonable expenses incurred in attending meetings of the Board or Board committees.

Mark S. Ordan, our chief executive officer, does not receive fees for serving on our Board.